Exhibit 3.58

FOURTH AMENDMENT TO PARTNERSHIP AGREEMENT

This Fourth Amendment to Partnership Agreement (this “Amendment”) of Plaxicon Company (the “Company”) is made as of September 24, 2010 (the “Effective Date”) by Plaxicon Holding Corporation, a Delaware corporation and Plaxicon, LLC, a California limited liability company (collectively, the “Partners”).

This Amendment is made with reference to the following facts:

A. The Partners entered into the Partnership Agreement as of May 18th, 1981, as further amended by (i) the First Amendment to Partnership Agreement on June 30, 1981, (ii) the Second Amendment to Partnership Agreement on August 16, 1988 and (iii) the Third Amendment to Partnership Agreement on October 23, 1989 (collectively the “Partnership Agreement”).

B. On the Effective Date, the Partners, by written consent of the Partners, authorized a name change of the Partnership from Plaxicon Company to Graham Packaging PX Company.

C. The Partners desire to amend the Partnership Agreement as provided in this Amendment.

NOW, THEREFORE, the Partners agree to amend the Partnership Agreement as follows:

1. Name of the Company. Section 2 of the Partnership Agreement is amended to read, in its entirety, as follows:

“Name. The name of the Partnership is ‘Graham Packaging PX Company’.”

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IN WITNESS WHEREOF, the Partners have executed this Amendment as of the Effective Date.

PARTNERS

Plaxicon, LLC

By:	Plaxicon Holding Corporation, its sole member

	By:	/s/ David W. Bullock
Name: David W. Bullock
Title: Chief Financial Officer

Plaxicon Holding Corporation

	By:	/s/ David W. Bullock
Name: David W. Bullock
Title: Chief Financial Officer

[Signature Page to Plaxicon Company Fourth Amendment to Partnership Agreement]